                                                                    EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of this 28th day of October 2003, by and between HFB Financial Corporation, a Tennessee corporation (the "Company"), and HFB Merger Corp., a Tennessee corporation ("Newco").

                                   WITNESSETH

     WHEREAS, the Company is a corporation duly incorporated and validly existing under the laws of the State of Tennessee, with authorized capital stock consisting of 6,000,000 total shares consisting of 5,000,000 shares are common stock, par value of $1.00 per share, and $1,000,000 shares are preferred stock, par value of $1.00 per share, of which 1,301,101 shares of common stock and no shares of preferred stock are issued and outstanding as of the date hereof, and 288,202 shares are held as treasury stock; and

     WHEREAS, Newco is a corporation duly organized and validly existing under the laws of the State of Tennessee, with authorized capital stock consisting of 1,000 shares of common stock, no par value per share (the "Newco Stock"), of which 1,000 shares are issued and outstanding; and

     WHEREAS, the boards of directors of each of the Company and Newco, pursuant to the authority given by and in accordance with the provisions of the Tennessee Business Corporation Act (the "TBCA"), have approved this Agreement under which Newco will be merged with and into the Company (the "Merger") with the Company surviving the Merger and have authorized the execution hereof; and

     WHEREAS, as and when required by the provisions of this Agreement, all such actions as may be necessary or appropriate shall be taken by the Company and Newco to consummate the Merger;

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                                     MERGER

     1.01. General. At the Effective Time (as defined in Article VIII below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Newco will be merged with and into the Company (hereinafter referred to as the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of Newco and the Company.

     1.02. Name and Organization. The name of the Surviving Corporation shall remain and thereafter be "HFB Financial Corporation" The Charter and Bylaws of the Company in effect at the Effective Time shall remain the Charter and Bylaws of the Surviving Corporation until changed as provided therein or by law. The established offices and facilities of the Company shall remain the established offices and facilities of the Surviving Corporation. The registered office and registered agent of the Company shall remain the registered office and registered agent of the Surviving Corporation.

     1.03. Rights and Interests. At the Effective Time, all rights, franchises, titles and interests of the Company and Newco, respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation at the Effective Time, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, titles and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and

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agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Newco, respectively, immediately prior to the Effective Time.

     1.04. Liabilities and Obligations. Except as otherwise provided herein, the Surviving Corporation shall be liable for all liabilities of the Company and Newco. All debts, liabilities, obligations, and contracts of the Company and Newco, matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of the Company or Newco, as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Newco shall be preserved unimpaired. At the Effective Time, a proceeding pending by or against either Newco or the Company may be continued as if the Merger did not occur, or the Surviving Corporation may be substituted by the proceedings.

     1.05. Directors and Officers. The directors, advisory directors, and officers of the Surviving Corporation at the Effective Time shall be those persons who were directors, advisory directors, and officers, respectively, of the Company immediately before the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed. The committees of the Board of Directors of the Surviving Corporation at the Effective Time shall be the same as, and shall be composed of the same persons who were serving on, the committees appointed by the Board of Directors of the Company as they existed immediately before the Effective Time.

     1.06. Adoption. Unless contrary to the laws of the State of Tennessee or the United States of America or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Company and Newco, their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and Newco immediately before the Effective Time.

                                   ARTICLE II

                              TERMS OF THE MERGER

     2.01 General. The manner of exchanging and converting the issued and outstanding shares of Company Stock and Newco Stock shall be as hereinafter provided in this Article II.

     2.02  Conversion and Cancellation of Stock.  At the Effective Time,

          (a) all outstanding shares of Company Stock, whether Record Shares (as hereinafter defined) or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 250 shares of Company Stock immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $22.75 per share of Company Stock (the "Cash Merger Consideration") other than shares for which dissenters' rights have been perfected; provided, however, that the Company may presume that all Street Shares are held by Holders holding fewer than 250 shares of Company Stock immediately prior to the Effective Time unless the Holder or a beneficial owner of Street Shares is able to demonstrate to the Company's satisfaction that such shares are held beneficially by a Holder holding 250 or more shares of Company Stock immediately prior to the Effective Time, in which event such shares of Company Stock shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

          (b) all outstanding shares of Company Stock other than those described in Section 2.02 (a) hereof as being converted into the right to receive the Cash Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

          (c) the outstanding shares of Newco Stock shall, without any action on the part of the holder thereof, be canceled.
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          (d) Except as provided in Section 2.04, in no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 250 or more shares of Company Stock (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Cash Merger Consideration with respect to the shares of Company Stock so held. It shall be a condition precedent to the right of any Holder to receive the Cash Merger Consideration, if any, payable with respect to the shares of Company Stock held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in
     Section 2.03 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 250 shares of Company Stock (including any combination of Record Shares and Street Shares) in the aggregate.

     For purposes hereof,

          (1) the term "Record Shares" shall mean shares of Company Stock other than Street Shares and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company;

          (2) the term "Street Shares" shall mean shares of Company Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

          (3) the term "Holder" shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of the Company, and (ii) any other person or persons who would be deemed to be a "Holder" under clause (i) above if the shares of Company Stock such person holds beneficially either in street name were held of record by such person or persons; and

          (4) the term "Cash-Out Shares" shall mean any shares of Company Stock that are converted into the right to receive the Cash Merger Consideration pursuant to this Section 2.02.

     The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this
Section 2.02 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.02, including, without limitation, any questions as to the number of shares of Company Stock held by any Holder immediately prior to the Effective Time. All determinations by the Company under this Section 2.02 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

     For purposes of this Section 2.02, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Company Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Company Stock held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of shares of Company Stock held by such Holder.

     2.03  Exchange of Certificates.

     (a) Payment Procedure. Promptly after the Effective Time, the Surviving Corporation will mail to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Stock that appear, based on information available to the Company, may have been converted into the right to receive the Cash Merger Consideration (other than shares of Company Stock as to which rights of dissent have been perfected as provided in Section 2.04) (the "Certificates"), a letter of transmittal (which shall include the certification described in Section 2.02 and such other matters as the Surviving Corporation may determine and shall specify that delivery shall be effected, and risk of loss and title

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to the Certificates shall pass, only upon delivery of the Certificates to the
Surviving Corporation) and instructions to effect the surrender of the Certificates in exchange for the Cash Merger Consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and executed and containing the certification contemplated by Section 2.02, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the provisions of
Section 2.02, be entitled to receive in exchange therefor the Cash Merger Consideration payable with respect to the shares of Company Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Stock which is not registered in the share transfer records of the Company, the Cash Merger Consideration, if any, payable in respect thereof may be paid or issued to the transferee if the Certificate representing such shares of Company Stock is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

     (b) Abandoned Property Laws. The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.04. Appraisal Rights of Shareholders. Shareholders may dissent from the Merger and exercise their appraisal rights pursuant to and subject to the provisions of Chapter 23 of the Tennessee Business Corporation Act.

                                  ARTICLE III

           REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE COMPANY

     The Company hereby represents, warrants, and covenants to and with Newco as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

     3.01. Organization. The Company is a business corporation duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. The Company has full corporate power and authority to conduct its business as is now conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The Company has full corporate power and authority to make this Agreement and, subject to the requisite approval of the shareholders to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Company as, subject to such shareholder approval, is a valid and binding agreement of the Company in accordance with the its terms and subject to laws relating to Creditors' rights generally.

     3.02. Authorized and Outstanding Stock. The authorized capital stock of the Company consists of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the date hereof, 1,301,101 shares of Company common stock are fully paid, validly issued, nonassessable and outstanding, and 288,202 shares of common stock are held as treasury stock. No shares of preferred stock are issued or outstanding.

     3.03.  Consents, Approvals, Filings, etc. of Governmental
Authorities. Neither the business nor operations of the Company requires any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, except for (i) such filings with the Securities and Exchange Commission required for "going private" transactions; (ii) filings and approvals required by the Federal Reserve Board, if any, and; (iii) the filing of this Agreement together with articles of merger with corporate and regulatory authorities, as appropriate.

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                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES, AND COVENANTS OF NEWCO

     Newco hereby represents, warrants, and covenants to and with the Company as of the date of this Agreement and as of the Closing Date as follows:

     4.01. Organization. Newco is a business corporation duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. Newco has full corporate power and authority to enter into this Agreement and, subject to the requisite approval of its sole shareholder, to consummate the transactions contemplated herein. Newco has the corporate power and authority to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the businesses conducted by it requires qualification. This Agreement has been duly executed and delivered by Newco and, subject to such shareholder approval, is a valid and binding agreement of Newco in accordance with the its terms and subject to laws relating to creditors' rights generally.

     4.02. Capital Stock. The authorized capital stock of Newco consists of 1,000 shares of common stock, no par value per share. As of the date hereof, 1,000 shares of Newco are fully paid, validly issued, nonassessable and outstanding.

     4.03.  Consents, Approvals, Filings, etc. of Governmental
Authorities. Neither the business nor operations of Newco requires any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, except for the filing of this Agreement together with articles of merger with corporate and regulatory authorities, as appropriate.

                                   ARTICLE V

                       CONDITIONS TO OBLIGATIONS OF NEWCO

     The obligations of Newco to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Newco may waive such conditions in writing:

     5.01. Shareholder Approval. This Agreement shall have been approved by the sole shareholder of Newco, which cannot be waived.

     5.02. Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

     5.03. Representations and Warranties. All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

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                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as the Company may waive such conditions in writing:

     6.01. Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

     6.02. Representations and Warranties. All representations and warranties of Newco contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Newco shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

     6.03. Shareholder Approval. This Agreement shall have been approved by a vote of the holders of not less than a majority of the outstanding shares of Company Stock, which cannot be waived.

     6.04. Dissenting and Cash-Out Shares. The aggregate number of Cash-Out Shares and shares of Company Stock held by shareholders who shall have delivered notice of their intent to exercise their dissenters' rights with respect to the Merger shall not exceed 131,868.

                                  ARTICLE VII

                                    EXPENSES

     Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.

                                  ARTICLE VIII

                        CLOSING DATE AND EFFECTIVE TIME

     The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The "Closing Date" shall be such date as the Presidents of the Company and Newco, respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Newco shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The "Effective Time" is the date on which the Merger is effective, which shall be on the date the articles of merger are filed with the Secretary of State of Tennessee.

                                   ARTICLE IX

                                   AMENDMENTS

     This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto prior to the Closing Date.

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                                   ARTICLE X

                                  TERMINATION

     This Agreement may be terminated by either the Company or Newco at any time prior to the Effective Time. In the event of a termination of this Agreement, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders.

                                   ARTICLE XI

                                    NOTICES

     All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

If to the Company, at                       1602 Cumberland Avenue
                                            Middlesboro, KY 40965
If to Newco, at                             1602 Cumberland Avenue
                                            Middlesboro, KY 40965

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.01. Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

     12.02. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof, shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid provision, or portion thereof, there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

     12.03. Construction. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

     12.04. Gender. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

     12.05. Headings. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

     12.06. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     12.07. Governing Law. THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TENNESSEE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF OR OF ANY STATE. ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OF THE SUBJECT MATTER HEREOF SHALL BE BROUGHT AND ENFORCED EXCLUSIVELY IN COMPETENT COURTS OF CAMPBELL COUNTY, TENNESSEE AND THE PARTIES HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN RESPECT OF SUCH ACTION OR PROCEEDING.

     12.08. Court Costs and Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall

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be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

     12.09. Inurement. Subject to any restrictions against transfer or assignment as may be contained herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns and successors in interest of each of the parties hereto.

     12.10. Waivers. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

     12.11. Entire Agreement. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above.

                                          HFB FINANCIAL CORPORATION

                                          By: /s/ DAVID B. COOK
                                            ------------------------------------
                                              David B. Cook
                                            Its: President

                                          HFB MERGER CORP.

                                          By: /s/ DAVID B. COOK
                                            ------------------------------------
                                              David B. Cook
                                            Its: President

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